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As filed with the Securities and Exchange Commission on December 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANGER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2239561 (I.R.S. Employer Identification Number)

450 Commack Road
Deer Park, New York 11729-4510
(631) 667-1200
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Andrew H. Meyers
President and Chief Executive Officer
Langer, Inc.
450 Commack Road
Deer Park, New York 11729-4510
(631) 667-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas
New York, NY 10019-4896
(212) 541-6222
Attn: Robert L. Lawrence, Esq.

        Approximate Date of Commencement of Proposed Sale to Public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $0.02 par value per share	236,302	$4.69	$1,108,256	$120.00

(1)
Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares of Common Stock as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated for purposes of calculating the registration fee.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low reported sales prices of our Common Stock on The Nasdaq Stock Market on December 23, 2005.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 29, 2005.

PROSPECTUS

LANGER, INC.

236,302 Shares of Common Stock,
par value $0.02 per share

        This prospectus relates to the resale, from time to time, of up to 236,302 shares of Common Stock, par value $0.02 per share (the "Common Stock"), of Langer, Inc., all of which are being offered by the selling stockholders named in this prospectus. 110,000 of such shares consist of shares of Common Stock issuable upon the exercise of certain warrants (the "Warrants") issued in connection with the private placement of $5,500,000 of our 7% Senior Subordinated Notes pursuant to the Note and Warrant Purchase Agreement, dated as of September 30, 2004, by and between Langer, Inc. and certain of the selling stockholders named in this prospectus (the "Note and Warrant Purchase Agreement"). 15,000 of the Warrants are held by Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors. 100,000 of such shares consists of shares of restricted stock granted to Kanders & Company, Inc., the sole stockholder of which is Warren B. Kanders, our Chairman of the Board of Directors. 10,000 of such shares consist of shares of Common Stock issuable upon the exercise of warrants issued to one of the selling stockholders as consideration for services rendered to us in connection with the sale of our 7% Senior Subordinated Notes. 16,302 shares consist of shares of Common Stock issued as consideration for services.

        In connection with the sale of our 7% Senior Subordinated Notes and issuance of the related warrants pursuant to the Note and Warrant Purchase Agreement, as well as the warrants issued as consideration for the private placement services related thereto, we have agreed to use our best efforts to register the shares of our Common Stock underlying such warrants.

        Our Common Stock is listed on The Nasdaq Stock Market. On December 23, 2005, the closing price of our Common Stock was $4.72 per share.

        Please refer to "Risk Factors" beginning on page 5 and in any prospectus supplement for a description of the risks you should consider when evaluating this investment.

        We will not receive any of the proceeds from the offer and sale of such shares of Common Stock. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our Common Stock.

        The shares of Common Stock may be offered for sale from time to time by each selling stockholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares of Common Stock will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.

        Please refer to "Risk Factors" beginning on page 5 and in any prospectus supplement for a description of the risks you should consider when evaluating this investment.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2005.

        You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Langer," "Company" "we," "us" and "our" refer to Langer, Inc.

COMPANY OVERVIEW

        We design, manufacture and distribute a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

        Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products, and gel-based orthopedic and prosthetics products are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, is designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

        Since February 2001, we have consummated the following three acquisitions:

• Silipos.	On September 30, 2004, we acquired Silipos, Inc., our largest acquisition to date, from SSL International plc ("SSL"). Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic, and skincare markets. We acquired Silipos because of its distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus.
• Bi-Op.
On January 13, 2003, we acquired Bi-Op Laboratories, Inc., which is engaged in the design, manufacture, and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines.
• Benefoot.
On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. (together, "Benefoot"). Benefoot designs, manufactures and distributes custom orthotics, custom Birkenstock® sandals, therapeutic shoes, and prefabricated orthotic devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines.

        We sell our products directly to health care professionals and also to wholesale distributors. Custom orthotic products are primarily sold directly to health care professionals. Other products sold in our orthopedic business are sold both directly to health care professionals and to distributors. As a result of our acquisition of Silipos, the percentage of our orthopedic products sold through distributors has increased. Products sold in our skincare business are sold primarily to wholesale distributors. Silipos historically sold most of its products (both orthopedic and skincare) through distributors. Revenue from product sales is recognized at the time of shipment. Our most significant expense is cost of sales. Cost of sales consists of materials, direct labor and overhead and related shipping costs. General and administrative expenses consist of executive, accounting, and administrative salaries and related expenses, insurance, pension expenses, bank service charges, stockholder relations, and amortization of identifiable intangibles with definite lives. Selling expenses consist of advertising, promotions, commissions, conventions, postage, travel and entertainment, and sales and marketing salaries and related expenses.

Corporate Information

        Our principal executive offices are located at 450 Commack Road, Deer Park, New York 11729-4510. Our telephone number is (631) 667-1200. Our website is located at www.langerinc.com. The information contained on our website is not a part of this prospectus.

OFFERING

Common stock offered by the selling stockholders:	236,302 shares(1)
Common stock outstanding after the offering (includes shares of Common Stock being registered herein which are issuable upon exercise of certain warrants)	10,003,623 shares
Use of proceeds
We will not receive any proceeds from the sale of the shares of our Common Stock offered and sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from any such sales. See section entitled "Selling Stockholders." The Company, however, will derive proceeds upon the exercise of the warrants held by certain of the selling stockholders.
The Nasdaq National Market symbol	"GAIT"

(1)
The shares offered are comprised of 16,302 shares of restricted stock granted for services, 10,000 shares pursuant to warrants already exercised, 110,000 shares underlying 110,000 outstanding warrants to purchase shares, and 100,000 shares with respect to the restricted stock granted to Kanders & Company, Inc.

        The number of shares of Common Stock that will be outstanding after this offering is based on shares outstanding as of December 23, 2005 and excludes as of that date:

  •
  1,990,128 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.16 per share;

  •
  2,406,500 shares of Common Stock issuable upon conversion of our outstanding 4% convertible subordinated notes due August 31, 2006, which convertible notes have a conversion price of $6.00 per share; and

  •
  1,130,599 shares of Common Stock reserved for future grants under our 2005 Stock Incentive Plan.

RISK FACTORS

        Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Risks Related to Our Operations

We have a history of net losses and may incur additional losses in the future.

        We have a history of net losses. In order for us to achieve and maintain consistent profitability from our operations, we must continue to achieve product revenue at or above current levels. We may increase our operating expenses as we attempt to expand our product lines and acquire other businesses and products. As a result, we may need to increase our revenues significantly to achieve sustainable profitability. We cannot assure you that we will be able to obtain sustainable profitability. Any such failure could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

Our business plan relies on certain assumptions for the market for our products which, if incorrect, may adversely affect our profitability.

        We believe that various demographics and industry-specific trends will help drive growth in the orthopedic, orthotic, prosthetic and skincare markets, including:

  •
  an aging population with broad medical coverage, increased disposable income and longer life expectancy;

  •
  a growing emphasis on physical fitness, leisure sports and conditioning, which will continue to lead to increased injuries; and

  •
  increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

        These demographics and trends are uncertain. The projected demand for our products could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize, or if alternative treatments to those offered by our products gain widespread acceptance.

There are significant risks associated with our strategy of acquiring and integrating businesses.

        A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions, make acquisitions on satisfactory terms, or successfully acquire and/or integrate identified targets. Additionally, competition for acquisition opportunities in our industry may escalate, thereby increasing the costs to us of completing acquisitions or cause us to refrain from making acquisitions. Our ability to implement our acquisition strategy is also subject to other risks and costs, including:

  •
  loss of key employees, customers or suppliers of acquired businesses;

  •
  diversion of management's time and attention from our core businesses;

  •
  adverse effects on existing business relationships with suppliers and customers;

  •
  our ability to realize operating efficiencies, synergies, or other benefits expected from an acquisition;

  •
  risks associated with entering markets in which we have limited or no experience; and

  •
  assumption of contingent or undisclosed liabilities of acquisition targets.

        In addition, in connection with our recent acquisition of Silipos, we face the risk of incurring potential liabilities of Silipos which may not be covered by the limited indemnification in the Silipos purchase agreement.

        The above risks could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

We may face difficulties integrating the operations of Silipos.

        We recently completed the acquisition of Silipos, our largest acquisition to date. Our ability to integrate the operations of Silipos is subject to various risks, including:

  •
  failure to effectively integrate the two companies' sales and marketing teams;

  •
  potential incompatibility of the information technology systems of the companies, which could cause internal reporting problems; and

  •
  loss of key personnel.

        If any of these risks were to materialize in the future, we may not be able to realize the operating efficiencies, synergies or other benefits expected from this acquisition. Our failure to successfully integrate the operations of Silipos in a timely manner without incurring unexpected costs could have a material adverse effect on the market price of our Common Stock, business, financial condition and results of operations.

We may not be able to adequately manage our growth.

        We have expanded, and are seeking to continue to expand, our business. This growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. Personnel qualified in the production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support growth are difficult to implement. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel. In addition, although we have recently implemented a new information technology platform, we cannot assure you that the new system will be effective in accommodating our growing accounting, financial and information needs. Any failure to adequately manage our growth could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

A write-off of intangible assets would adversely affect our results of operations.

        Our total assets include substantial intangible assets, including goodwill acquired in connection with the acquisitions of Benefoot, Bi-Op and Silipos representing the excess of cost over the fair value of the identifiable assets acquired. We expect to incur additional goodwill in connection with other acquisitions we make in the future. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the goodwill or other intangible assets may no longer be recoverable, in which case a charge to earnings would become necessary. Any determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on the market price of our Common Stock, and our business, financial condition and our results of operations.

Our business is highly competitive. If we fail to compete successfully, our sales and operating results may be negatively affected and we may not achieve future growth.

        The orthopedic, orthotic, prosthetic and skincare markets are highly competitive. Certain of our competitors in these markets have more resources and experience as well as more recognizable trademarks for products similar to those sold by us. In addition, the market for orthopedic devices and related products is characterized by new product development and corresponding obsolescence of existing products. Our competitors may develop new techniques, therapeutic procedures or alternative products that are more effective than our current technology or products or that render our technology or products obsolete or uncompetitive, which could cause a decrease in orders for our custom orthotic products. Such decreases could have a material adverse effect on the market price of our Common Stock, and our business, financial condition and results of operations.

        We may not be able to develop successful new products or enhance existing products, obtain regulatory clearances and approval of such products, market such products in a commercially viable manner or gain market acceptance for such products. Failure to develop, license or market new products and product enhancements could materially and adversely affect our competitive position, which could cause a significant decline in our sales and profitability.

        We expect that the level of competition faced by us will increase in the future. Some competitors have substantially greater financial, marketing, research and technical resources than us. There can be no assurance that we will be able to continue to compete successfully in the orthopedic, orthotic, prosthetic and skincare markets. Any such failure could have a material adverse effect on the market price of our Common Stock and our business, financial condition, and results of operations.

We may not be able to raise adequate financing to fund our operations and growth prospects.

        Our acquisition and product expansion programs, debt servicing requirements and existing operations will require substantial capital resources. Currently, we do not have a working capital facility or revolving line of credit with a financial institution for additional borrowings. Accordingly, we cannot assure you that we will be able to generate sufficient operating cash flow or obtain sufficient additional financing to meet these requirements. If we do not have adequate resources and cannot obtain additional capital on terms acceptable to us or at all, we may be required to reduce operating costs by altering and delaying our business plan or otherwise radically altering our business practices. Failure to meet our future capital requirements could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

We may be adversely affected by legal actions or proceedings.

        Except as set forth below, neither we nor any of our subsidiaries are currently a party to any legal action or proceeding which we believe could have a material adverse effect on the market price of our Common Stock and our business, financial condition or results of operations.

        On April 21, 2005, Thermo-Ply, Inc., a Florida corporation, filed an action in the United States District Court for the Middle District of Florida (Tampa Division) against Silipos and four other defendants. The action asserts a claim for alleged infringement of U.S. Patent No. 6,231,617. Although not specifically identified by the claim, we believe that the claim, insofar as it relates to us, may be directed towards the Explorer Gel Liners manufactured, distributed and sold by Silipos. We are currently investigating the validity of this claim. Should the plaintiff be successful in pressing this claim, Silipos could be enjoined from making, using or selling the accused products and could also be assessed damages for the alleged infringement, which damages could be increased up to three times in the event the infringement is found to be willful, together with attorney fees and certain costs.

        We could become subject to certain claims or actions brought by River Biomechanics ("River") and its principal, a former sales agent and distributor for our foot orthotic devices sold in Canada. These claims may include allegations relating to prior negotiations by us to acquire River, our hiring of certain former employees of River and use of certain confidential information. While we have received written correspondence from River and its principal threatening to institute litigation and seek damages for $5.0 million, no action has been brought to date. We would expect to vigorously defend against any claims brought by River and its principal. We also believe that we have potential causes of action against River and its principal. While we do not believe that any such claims would have a material adverse effect on our business, financial condition or results of operations we have and could continue to experience a decline in sales to our Canadian customers, which we expect to be offset to some extent by a reduction in our expenses, as a result of the change in our relationship with River.

        In addition, in connection with our acquisition of Silipos, we could become subject to certain claims or actions brought by Poly-Gel, L.L.C. ("Poly-Gel"), Silipos' former supplier of mineral oil based gels, although no such claims have been brought to date. These claims may arise, for example, out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulations) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"). For any of these potential claims, SSL International plc ("SSL"), the seller of Silipos, has agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. Furthermore, we have assumed responsibility for the first $150,000 of any other liability in connection with our acquisition of Silipos, and SSL's maximum liability for total indemnification related to our acquisition of Silipos is between $5,000,000 and $7,000,000. Thus, if the total amount of all claims arising from the acquisition exceed this maximum, whether or not related to Poly-Gel, we would be liable for amounts in excess of the maximum. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel or any other third party. However, if such claims were brought, we may not ultimately prevail.

        Additionally, in the normal course of business, we may be subject to claims and litigations in the areas of general liability. We may also be subject to claims, litigations or other liabilities as a result of acquisitions we have completed. The results of legal proceedings are difficult to predict and we cannot provide you with any assurance that an action or proceeding will not be commenced against us, or that we will prevail in any such action or proceeding.

        An unfavorable resolution of any legal action or proceeding could both materially and adversely affect the market price of our Common Stock and our business, results of operations, liquidity or financial condition.

Our existing purchasing arrangements may be adversely affected if we are unable to maintain good relations with our suppliers.

        Our ability to sustain our gross margins has been and will continue to be dependent, in part, on our ability to maintain satisfactory terms with the third-party manufacturers of certain raw materials. These terms may be adversely impacted by changes in our suppliers' strategies or changes in our relationship with our suppliers. We cannot assure you that we will continue to maintain satisfactory terms with our suppliers. Our inability to maintain such terms, the loss of any of our key suppliers or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices or within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

We may not be successful in manufacturing the raw material mineral oil based gels we use in our gel-based products.

        We did not renew Silipos' supply agreement with Poly-Gel, which was the supplier of mineral oil based gels used in our gel-based products, based on our evaluation of the risks of relying on a single exclusive supplier and our belief that we could produce a satisfactory mineral oil based gel of our own at similar or at lower cost. We have only recently begun to manufacture such gels on our own and we do not have prior experience in manufacturing gel on a commercial basis. We may not be able to produce the gels in a consistent quality or in sufficient quantities to meet the requirement of our gel-based products. Our failure to produce sufficient quantities of high quality gels could hurt our reputation and cause customers to cancel orders for our gel-based products or could prevent us from continuing production of our gel-based products. For the nine months ended September 30, 2005, gel-based products accounted for approximately 44% of our revenues. A large portion of Silipos' products utilize gels previously obtained from Poly-Gel. If we are unsuccessful in manufacturing the gels ourselves and we are unable to procure such gels from other suppliers on favorable terms or at all, our business, financial condition and results of operations and the market price of our Common Stock would be both materially and adversely affected.

We rely heavily on our relationships with healthcare practitioners, agents and distributors for marketing our products, and our failure to maintain these relationships could adversely affect our business.

        The sales of our products depend significantly on the prescription or recommendation of such products by podiatrists, orthopedists, orthopedic surgeons, dermatologists, cosmetic and plastic surgeons, occupational and physical rehabilitation professionals, prosthetists, orthotists and other healthcare professionals. Failure of our products to retain the support of these surgeons and other specialists, or the failure of our products to secure and retain similar support from leading surgeons and other specialists, could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operation.

        Our marketing success also depends largely upon arrangements with agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with our agents and distributors for marketing our products could have an adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

If our medical specialist consultants and practitioners do not continue their relationships with us, we may be unable to develop, design and test new medical devices, enhance our existing medical devices or educate the public about our products and services.

        We have relationships with medical specialists who provide professional consultative services to us in their areas of specialization. The consultants test and evaluate our products, speak for us at symposiums and professional meetings, disseminate information and generally participate in the development of our products and services. We also rely on practitioners in various parts of the country to act as field evaluators of our products. If these arrangements terminate, our ability to develop, design and test new medical devices or enhancements to our existing medical devices, and our ability to operate successfully, could be materially and adversely affected. We cannot assure you that we will be successful in maintaining or renewing our relationships with these medical specialists and practitioners.

The nature of our business could subject us to potential product liability and other claims.

        The sale of orthotic and prosthetic products and other biomechanical devices as well as skincare products entails the potential risk of physical injury to patients and other end users and an inherent risk of product liability, lawsuits and product recalls. We currently maintain product liability insurance with coverage limits of $10 million per occurrence and an annual aggregate maximum of $10 million subject to a deductible of $25,000. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, will be obtainable at a reasonable cost. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur, and we will continue to be exposed to the risk that our claims may be excluded and that our insurers may become insolvent. A product liability claim or series of claims brought against us for uninsured liabilities or liabilities in excess of our insurance coverage could have a material adverse effect on the market price of our Common Stock, business, financial condition and results of operations. In addition, as a result of a product liability claim, our reputation could be harmed and we may have to recall some of our products, which could result in significant costs to us and have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

Health care regulations or health care reform initiatives could both materially and adversely affect the market price of our Common Stock and our business, financial condition and results of operations.

        We are subject to governmental regulation and supervision in the United States—at the federal and state levels—and abroad. These regulations include FDA regulations and those regarding Medicare, Medicaid and physician self-referrals. These regulations are far-reaching, and we may be required to alter one or more of our practices to be in compliance with these laws. For example, we may be required to obtain regulatory approvals and otherwise comply with regulations regarding safety, quality and efficacy standards. If we fail to obtain such approvals and otherwise comply with applicable regulatory requirements that could result in government authorities taking punitive actions against us, including, among other things, imposing fines and penalties on us or preventing us from manufacturing or selling our products. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations. We cannot assure you that these laws and regulations will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with providers of orthotic and biomechanical products.

Changes in government and other third-party payor reimbursement levels could adversely affect our revenues and profitability.

        Our products are sold by us through our network of national, regional, independent and international distributors, hospitals, doctors and other healthcare providers, many of whom are reimbursed for the healthcare services provided to their patients by third-party payors, such as government programs, including Medicare and Medicaid, private insurance plans and managed care programs. Many of these programs set maximum reimbursement levels for certain of the products sold by us in the United States. We may be unable to sell our products through our distribution channels on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement, or if our costs of production increase faster than increases in reimbursement levels. The percentage of our sales dependent on Medicare or other insurance programs may increase as the portion of the United States population over age 65 continues to grow, making us more vulnerable to reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because of indexing of Medicare fee schedules by certain third-party payors. Furthermore, the healthcare industry is experiencing a trend toward cost containment as government and private insurers seek to contain healthcare costs by imposing lower reimbursement rates and negotiating reduced contract rates with service providers.

        Outside the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for new devices and procedures. The ability of hospitals supported by such systems to purchase our products is dependent, in part, upon public budgetary constraints. Canada and some European countries, for example, have tightened reimbursement rates. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline, which could adversely affect our net sales and could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

Our business is subject to substantial government regulation relating to medical products that could have a material adverse effect on our business.

        Government regulation in the United States and other countries is a significant factor affecting the research, development, formulation, manufacture and marketing of our products. In the United States, the FDA has broad authority to regulate the design, manufacture, formulation, marketing and sale of medical devices, skincare, and other medical products, and the Federal Trade Commission ("FTC") has broad authority over product advertising. Overseas, these activities are subject to foreign governmental regulation, which is in many respects similar to regulation in the United States, but which vary from country to country. United States and foreign regulation continues to evolve, which could result in additional burdens on our operations. If we fail to comply with applicable regulations we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additionally, the cost of maintaining personnel and systems necessary to comply with applicable regulations is substantial and increasing.

        Some of our products may require or will require regulatory approval prior to being marketed. The process of obtaining these approvals can be lengthy and expensive. We may not be able to obtain or maintain necessary approvals for testing or marketing our products. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed or other restrictions or requirements that reduce the value to us of the products. Regulatory authorities may also withdraw product approvals if we fail to comply with regulatory standards or if any problems related to our products develop following initial marketing. We are also subject to strict regulation with respect to our manufacturing operations. This regulation includes testing, control and documentation requirements, and compliance with current good manufacturing practices is monitored through inspections by regulatory authorities.

        Our profitability depends, in part, upon our and our distributors' ability to obtain and maintain all necessary certificates, permits, approvals and clearances from United States and foreign regulatory authorities and to operate in compliance with applicable regulations. Delays in the receipt of, or failure to receive necessary approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

Modifications to our marketed devices may require FDA regulatory clearances or approvals and may require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

        When required, the products we market in the United States have been subjected to Pre-market Notification requirements under Section 510(k) of the Federal Food Drug & Cosmetics Act or were exempt from the 510(k) Pre-market Notification process. We have modified some of our products and product labeling since obtaining 510(k) clearance. If the FDA requires us to submit a new 510(k) Pre-market Notification for modifications to our existing products, we may be the subject of enforcement actions by the FDA and be required to stop marketing the products while the FDA reviews the 510(k) Pre-market Notification. If the FDA requires us to go through a lengthier, more rigorous examination than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or otherwise adversely impact our growth. In addition, the FDA may determine that future products will be subject to the more costly, lengthy and uncertain Pre-market Approval, or "PMA," process. Products that are approved through the PMA process generally need FDA approval before they may be modified.

Our products may be subject to product recalls even after receiving clearance or approval, which could harm our reputation and our business.

        The FDA and foreign regulatory authorities have the authority to request and, in some cases, require the recall of products in the event of material deficiencies, design defects or manufacturing defects. A government-mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design defects or any other incidents related to our medical devices, including, but not limited to, adverse event recalls, cease and desist communications and any other product liability issues related to our medical devices. Any product recall would divert managerial and financial resources and could harm our reputation with customers and our business.

If we fail to comply with the FDA's Quality System Regulation, our manufacturing could be delayed, and our product sales and profitability could suffer.

        Our manufacturing processes are required to comply with the FDA's Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements or that we have in all instances fully complied with all applicable requirements. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

Loss of the services of key management personnel could adversely affect our business.

        Our operations are dependent upon the skill, experience and performance of a relatively small group of key management and technical personnel, including our Chairman and executive officers. The unexpected loss of the services of one or more of key management and technical personnel could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

Our business, operating results and financial condition could be adversely affected by litigation regarding our patents or other intellectual property rights.

        The orthopedic, orthotic, prosthetics and skincare product industries have experienced extensive litigation regarding patents and other intellectual property rights, and companies in this industry have used intellectual property litigation in an attempt to gain a competitive advantage. Some of our products are presently, and our products generally in the future may become, subject to patent infringement claims (for a discussion of a current legal proceeding that we believe concerns our Explorer Gel Liner line of products, or litigation or interference proceedings declared by the United States Patent and Trademark Office, or USPTO, or the foreign equivalents thereto to determine the priority of inventions, by competitors or other companies. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

  •
  subject us to significant liabilities to third parties;

  •
  require disputed rights to be licensed from a third-party for royalties that may be substantial;

  •
  require us to cease manufacturing, using or selling such products or technology; or

  •
  result in invalidation or loss of our patent rights.

        Any one of these outcomes could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Even if we are able to enter into licensing arrangements, costs associated with these transactions may be substantial and could include the long-term payment of royalties. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products or from using certain processes to make such products, which would have a material adverse effect on the market price of our Common Stock and our business, operating results and financial condition. Moreover, even if we are successful in such litigation, the expense of defending such claims could be material.

        In addition, we may in the future need to litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such enforcement of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings may result in substantial expense to us and significant diversion of effort by our technical and management personnel.

        Intellectual property litigation relating to our products or technology could also cause our customers or potential customers to defer or limit their purchases of such products or technology, or cause healthcare professionals, agents and distributors to cease or lessen their support and marketing of our products.

        In addition, in connection with our acquisition of Silipos, we may be subject to the Potential Poly-Gel Claims discussed under "Risk Factors—We may be adversely affected by legal actions or proceedings," including intellectual property claims, brought by Poly-Gel. For any of these potential claims, SSL has generally agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel. However, if such claims were brought, we may not ultimately prevail.

We may not be able to maintain the confidentiality, or assure the protection, of our proprietary technology.

        We hold a variety of patents, trademarks and copyrights in several countries, including the United States, including approximately 35 patents and patent applications in the U.S. and certain foreign jurisdictions and a number of trademarks for technologies and brands related to our product offerings. The ownership of a patent or an interest in a patent does not always provide significant protection, and the patents and patent applications in which we have an interest may be challenged as to their validity or enforceability. Others may independently develop similar technologies or design around the patented aspects of our technology. Challenges may result in potentially significant harm to our business. We are also dependent upon a variety of methods and technologies that we regard as proprietary trade secrets. In addition, we have (i) a non exclusive, paid up (except for certain administrative fees) license with Applied Elastomerics, Incorporated (the "AEI License") dated as of November 30, 2001, as amended, to manufacture and sell certain products using mineral oil based gels under certain patents, during the life of such patents, and (ii) a license with Gerald Zook (the "Zook License"), effective as of January 1, 1997, to manufacture and sell certain products using mineral oil based gels under certain patents and know how, during the life of such patents, in exchange for sales based royalty payments, that is exclusive as to certain products but is non exclusive as to others. We also have exclusive licenses to three types of orthotic devices which are patented in the United States and several foreign countries. We believe our trademarks and tradenames, including Langer™, Sporthotics™, PPT™, Silipos™, Explorer Gel Liner™, Siloliner™, and Silopad™, contribute significantly to brand recognition for our products, and the inability to use one or more of these names could have a material adverse affect on our business. For the nine months ended September 30, 2005, revenues generated by the products incorporating the technology licensed under the AEI License accounted for approximately 42.6% of our revenues.

        We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. There can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology and trade secrets.

        Further, although we seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements with certain of our employees and consultants, we cannot assure you that:

  •
  these confidentiality agreements will not be breached;

  •
  we will have adequate remedies for any breach;

  •
  we will not be required to disclose such information to the FDA or other governmental agency in order for us to have the right to market a product; or

  •
  trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

        Any finding of unenforceability, invalidity, non-infringement or misappropriation of our intellectual property could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products, which could have a material adverse effect on the market price of our Common Stock, and our business, financial condition and results of operations.

        In addition, our licenses, including the AEI License and the Zook License, could be terminated under a variety of circumstances including for material breach of the license agreements or in the event of the bankruptcy or insolvency of the licensor. Any such termination could have a material adverse effect on the market price of our Common Stock and our business, financial condition and results of operations.

A portion of our revenues and expenditures is subject to exchange rate fluctuations that could adversely affect our reported results of operations.

        While a majority of our business is denominated in United States dollars, we maintain operations in foreign countries, primarily the United Kingdom and Canada, that require payments in the local currency and payments received from customers for goods sold in these countries are typically in the local currency. Consequently, fluctuations in the rate of exchange between the United States dollar and certain other currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, the value of the U.S dollar has fallen over the last year relative to the British pound and the Canadian dollar (which are the principal foreign currencies material to our business) causing an increase in our reported revenues when we convert the higher valued foreign currencies into U.S. dollars. If the value of the U.S. dollar were to increase in relation to those currencies in the future, there could be a negative effect on the value of our sales in those markets when we convert amounts to dollars when we prepare our financial statements. We do not currently engage in hedging or similar transactions to reduce these risks.

We may be liable for contamination or other harm caused by hazardous materials that we use.

        Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials or waste. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials or waste, and we may incur liability as a result of any contamination or injury. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations.

Our quarterly operating results are subject to fluctuations.

        Our revenue and operating results have fluctuated and may continue to fluctuate from quarter to quarter due to seasonal factors and for other reasons. Revenues derived from our sales of orthotic devices have historically been significantly higher in North America in the warmer months of the year, while our sales of orthotic devices in the United Kingdom have not historically experienced seasonality. We believe that this seasonality in North America results from the portion of our orthotics sales comprised of custom sandals which tend to be higher in the spring and summer months. Our experience has also been that physical activities in general tend to increase in warmer weather and that many patients of our customers in the healthcare profession tend to defer healthcare purchases until the spring months. Similarly, Silipos' business is also subject to some seasonality. Other factors which can result in quarterly variations include the timing and amount of new business generated by us, the timing of new product introductions, our revenue mix, acquisitions, the timing of additional selling and general and administrative expenses to support the anticipated growth and development of new business units and the competitive and fluctuating economic conditions in the orthopedic industry.

        Quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of likely future performance or annual operating results. Reductions in revenues or net income between quarters could result in a decrease in the market price of our Common Stock.

We may be unable to realize the benefits of our net operating loss ("NOL") carryforwards.

        NOLs may be carried forward to offset federal and state taxable income in future years and eliminate income taxes otherwise payable on such taxable income, subject to certain adjustments. Based on current federal corporate income tax rates, our NOL could provide a benefit to us, if fully utilized, of significant future tax savings. However, our ability to use these tax benefits in future years will depend upon the amount of our otherwise taxable income. If we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards permanently. Additionally, future utilization of net operating losses will be limited under existing tax law due to the change in control of Langer in 2001 and may be further limited as a result of this offering.

        The amount of NOL carryforwards that we have claimed has not been audited or otherwise validated by the U.S. Internal Revenue Service (the "IRS"). The IRS could challenge our calculation of the amount of our NOL or any deductions or losses included in such calculation, and provisions of the Internal Revenue Code may limit our ability to carry forward our NOL to offset taxable income in future years. If the IRS were successful with respect to any challenge in respect of the amount of our NOL, the potential tax benefit of the NOL carryforwards to us could be substantially reduced.

The recent changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

        A recent change in accounting standards is requiring all public companies to treat the fair value of stock options granted to employees as an expense effective as of the beginning of the first fiscal year beginning after June 15, 2005. When this change becomes mandatory, we and other companies will be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. When we are required to expense the fair value of stock option grants, it may reduce the attractiveness to us of granting stock options because of the additional expense associated with these grants, which would negatively impact our reported results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of

Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net income for the nine months ended September 30, 2005 of approximately $423,000 would have been reduced by approximately $517,000, to a net loss of approximately $94,000 and our recorded net income for the year ended December 31, 2004 of approximately $375,000 would have been reduced by approximately $521,000, to a net loss of approximately $146,000 and our recorded net loss for the year ended December 31, 2003 of approximately $5,000 would have been increased by approximately $147,000, to a net loss of approximately $152,000 and our net loss for the year ended December 31, 2002 of approximately $1,106,000 would have been increased by approximately $58,000, to a net loss of approximately $1,164,000, net of compensation recognized from acceleration of option, net of tax. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, when we are required to expense stock option grants, our future results of operations will be negatively impacted, as could our willingness to use stock options as an employee recruitment and retention tool.

Risks Related to Our Common Stock

One stockholder has the ability to significantly influence the election of our directors and the outcome of corporate action requiring stockholder approval.

        As of December 23, 2005, Warren B. Kanders, our Chairman of the Board of Directors, in his capacity as sole manager and voting member of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc., may be deemed to be the beneficial owner of 2,638,523 shares, or approximately 24.1% of our outstanding Common Stock.

        As of December 23, 2005, current executive officers and directors, including Mr. Kanders, beneficially own an aggregate of 5,087,939 shares, or approximately 42.7% of our outstanding Common Stock.

        Consequently, Mr. Kanders, acting alone or together with our other officers and directors, has the ability to significantly influence all matters requiring stockholder approval, including the election of our directors and the outcome of corporate actions requiring stockholder approval, such as a change in control. Mr. Kanders, Andrew H. Meyers, our President, Chief Executive Officer and director, and Gregory R. Nelson, a former Board of Directors member who resigned from the Board on November 7, 2005, participated in the February 2001 tender offer by which Langer Partners, LLC became our largest stockholder. Except for Mr. Kanders, our entire current Board of Directors was designated by Langer Partners, LLC in 2001 following the tender offer.

        Langer Partners, LLC is party to an agreement with Oracle Investment Management, Inc. ("Oracle"), the beneficial owner of some of our outstanding 4% convertible subordinated notes due August 31, 2006. Pursuant to the agreement, Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge or otherwise transfer any shares of our Common Stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% convertible subordinated notes held by it, or shares of Common Stock received upon conversion of the notes. Oracle has not converted or transferred any of the 4% convertible subordinated notes to date. Oracle is considered to beneficially own 6.3% of our outstanding Common Stock. Langer Partners further agreed with Oracle to vote all shares of Common Stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal, on a percentage basis, to the aggregate percentage of our Common Stock owned by Oracle on a fully diluted basis. Under this arrangement, we believe Oracle would be currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

The price of our Common Stock has been and is expected to continue to be volatile, which could affect a stockholder's return on investment.

        There has been significant volatility in the stock market and in particular in the market price and trading volume of securities of orthopedic and other health care companies, which has often been unrelated to the performance of the companies. The market price of our Common Stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations for the foreseeable future. We believe the reasons for these fluctuations include, in addition to general market volatility, the relatively thin level of trading in our stock, and our relatively low public float. Therefore, variations in financial results, announcements of material events, technological innovations or new products by us or our competitors, our quarterly operating results, changes in general conditions in the economy or the health care industry, other developments affecting us or our competitors or general price and volume fluctuations in the market are among the many factors that could cause the market price of our Common Stock to fluctuate substantially.

Shares of our Common Stock have been thinly traded in the past.

        Although a trading market for our Common Stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our Common Stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or "float" for our stock, the market price for our Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, our Common Stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our Common Stock. Trading of a relatively small volume of our Common Stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our Common Stock will trade in the future.

We may issue a substantial amount of our Common Stock in the future, which could cause dilution to new investors and otherwise adversely affect our stock price.

        A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue additional shares of Common Stock as consideration for acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of Common Stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of Common Stock that will be eligible for sale in the future. Persons receiving shares of our Common Stock in connection with these acquisitions may be more likely to sell off their Common Stock than investors purchasing in this offering, which may influence the price of our Common Stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our Common Stock and result in a lower price than might otherwise be obtained. We may issue Common Stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We have a significant amount of convertible indebtedness outstanding and may issue a substantial amount of our Common Stock in connection with these and other outstanding securities and in connection with future acquisitions and our growth plans; any such issuances of additional shares could adversely affect our stock price.

        On October 31, 2001, we sold $14,589,000 of our 4% convertible subordinated notes due August 31, 2006 in a private placement. In June 2005, $150,000 notes were converted into 25,000 shares of our Common Stock. The remaining notes are convertible at any time into approximately 2,406,500 shares of our Common Stock, at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. The conversion of our 4% convertible subordinated notes could result in dilution in the value of the shares of our outstanding stock and the voting power represented thereby. The effect of the conversion of all of our outstanding 4% convertible subordinated notes due August 31, 2006 would be to increase outstanding shares and dilute current shareholders by approximately 19.6% at December 23, 2005. In addition, the conversion price of our notes may be lowered under the conversion price adjustment provisions of the notes in certain circumstances, including if we issue Common Stock at a net price per share less than the conversion price then in effect or if we issue rights, warrants or options entitling the recipients to subscribe for or purchase shares of our Common Stock at a price per share less than the conversion price (after taking into account any consideration we received for such rights, warrants or options). A reduction in the conversion price may result in the issuance of an additional number of shares upon the conversion of our notes. We also have a significant number of stock options and warrants outstanding.

        We anticipate issuing additional shares of our Common Stock and may also issue additional securities convertible into or exercisable or exchangeable for Common Stock to finance acquisitions or for other reasons in the future. The number of outstanding shares of our Common Stock that will be eligible for sale in the future is, therefore, likely to increase substantially. Persons receiving shares of our Common Stock in connection with these acquisitions or financings may be more likely to sell large quantities of their Common Stock, which may adversely affect the price of our Common Stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our Common Stock and result in a lower price than would otherwise be obtained. If our security holders sell substantial amounts of our Common Stock in the public market following this offering, the market price of our Common Stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our Common Stock to finance acquisitions. Additional shares sold to finance acquisitions and conversions, exercises and exchanges of other securities for Common Stock may also dilute our earnings per share.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a takeover attempt.

        We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" (generally including mergers, consolidations and sales of 10% or more of the corporation's assets) with an "interested stockholder" (generally defined as a person owning 15% or more of the outstanding voting stock of the corporation, subject to certain exceptions) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

        It could also discourage, delay or prevent another company from merging with us or acquiring us, even if our stockholders were to consider such a merger or acquisition to be favorable.

        Additionally, our Board of Directors has the authority to issue up to 250,000 shares of preferred stock, and to determine the price, rights, preferences and restrictions, including voting and conversion rights, of those shares without any further action or vote by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. Such provisions could adversely affect the holders of Common Stock in a variety of ways, including by potentially discouraging, delaying or preventing a takeover of us and by diluting our earnings per share.

We do not expect to pay dividends in the foreseeable future.

        We currently do not intend to pay any dividends on our Common Stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

FORWARD-LOOKING STATEMENTS

        This Prospectus, as well as information incorporated by reference in this Prospectus, contains forward-looking statements that involve risks and uncertainties. Some of the forward-looking statements appear under "Risk Factors." These statements relate to future events of our future financial performance. In some cases you can identify forward-looking statements by terminology such as "may," "would," "will,", "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this Prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important business, financial and other information to you in this Prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this Prospectus, except for any information deemed furnished, superseded by information contained in this Prospectus or filed later by us with the Commission. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, which documents contain important information about Langer and our Common Stock:

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to the Securities Exchange Act of 1934;

  (b)
  Amendment No. 7 to the Company's Registration Statement under the Securities Act of 1933 on Form S-1, filed on June 3, 2005;

  (c)
  The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed pursuant to the Exchange Act;

  (d)
  Amendment No. 1 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2005, filed pursuant to the Exchange Act;

  (e)
  The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed pursuant to the Exchange Act;

  (f)
  Amendment No. 1 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2005, filed pursuant to the Exchange Act;

  (g)
  The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed pursuant to the Exchange Act;

  (h)
  The Company's Current Report on Form 8-K, Date of Event—December 22, 2005, filed on December 23, 2005, pursuant to the Exchange Act;

  (i)
  The Company's Current Report on Form 8-K, Date of Event—December 20, 2005, filed December 27, 2005, pursuant to the Exchange Act;

  (j)
  The Company's Current Report on Form 8-K, Date of Event—December 19, 2005, filed on December 22, 2005, pursuant to the Exchange Act;

  (k)
  The Company's Current Report on Form 8-K, Date of Event—November 23, 2005, filed on November 30, 2005, pursuant to the Exchange Act;

  (l)
  The Company's Current Report on Form 8-K, Date of Event—November 18, 2005, filed on November 21, 2005, pursuant to the Exchange Act;

  (m)
  The Company's Current Report on Form 8-K, Date of Event—November 8, 2005, filed on November 15, 2005, pursuant to the Exchange Act;

  (n)
  The Company's Current Report on Form 8-K, Date of Event—November 7, 2005, filed on November 14, 2005, pursuant to the Exchange Act;

  (o)
  The Company's Current Report on Form 8-K, Date of Event—September 30, 2005, filed on October 6, 2005, pursuant to the Exchange Act;

  (p)
  The Company's Current Report on Form 8-K, Date of Event—September 15, 2005, filed on September 20, 2005, pursuant to the Exchange Act;

  (q)
  The Company's Current Report on Form 8-K, Date of Event—September 8, 2005, filed on September 9, 2005, pursuant to the Exchange Act;

  (r)
  The Company's Current Report on Form 8-K, Date of Event—September 1, 2005, filed on September 8, 2005, pursuant to the Exchange Act;

  (s)
  The Company's Current Report on Form 8-K, Date of Event—August 15, 2005, filed on August 15, 2005, pursuant to the Exchange Act;

  (t)
  The Company's Current Report on Form 8-K, Date of Event—July 13, 2005, filed on July 13, 2005, pursuant to the Exchange Act;

  (u)
  The Company's Current Report on Form 8-K, Date of Event—June 23, 2005, filed on June 28, 2005, pursuant to the Exchange Act;

  (v)
  The Company's Current Report on Form 8-K, Date of Event—June 10, 2005, filed on June 15, 2005, pursuant to the Exchange Act;

  (w)
  The Company's Current Report on Form 8-K, Date of Event—May 23, 2005, filed on May 24, 2005, pursuant to the Exchange Act;

  (x)
  The Company's Current Report on Form 8-K, Date of Event—March 31, 2005, filed on April 5, 2005, pursuant to the Exchange Act;

  (y)
  The Company's Current Report on Form 8-K, Date of Event—March 30, 2005, filed on March 31, 2005, pursuant to the Exchange Act;

  (z)
  The Company's Current Report on Form 8-K/A, Date of Event—September 30, 2004, filed on February 11, 2005, pursuant to the Exchange Act;

  (aa)
  The Company's Current Report on Form 8-K, Date of Event—January 28, 2005, filed on February 2, 2005, pursuant to the Exchange Act;

  (bb)
  Amendment No. 1 to Definitive Proxy Statement dated May 24, 2005, relating to the annual meeting of stockholders held on June 23, 2005; and

  (cc)
  The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 000-12991), filed with the Commission as of July 3, 2002 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

        All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of the offering are incorporated by reference in this Prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        This Prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this Prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at Langer, Inc., 450 Commack Road, Deer Park, New York 11729-4510, Attention: Secretary, or call (631) 667-1200.

        You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front page of those documents.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our Common Stock offered and sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from any such sales. The Company, however, will derive proceeds upon the exercise of the warrants held by certain of the selling stockholders. See section entitled "Selling Stockholders" below.

SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of our Common Stock as of December 23, 2005 by each of the selling stockholders, and as adjusted to reflect the sale of the shares in this offering. As of December 23, 2005, approximately 9,893,623 shares of our Common Stock were outstanding. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.

        Our registration of the shares of our Common Stock covered by this Prospectus does not necessarily mean that the selling stockholders will sell any of our Common Stock that we have registered.

        Except for Langer Partners, LLC and Kanders & Company, Inc., whose sole manager and voting member, and sole stockholder, respectively, is Warren B. Kanders, our Chairman of the Board of Directors, none of the selling stockholders have held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our Common Stock.

        Each selling stockholder has informed us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer except for Wm Smith Securities, Incorporated, which is a registered broker-dealer.

        Shares listed under the heading "Number of Shares Being Offered" represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our Common Stock which become issuable in connection with such shares because of any stock dividend, stock split, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock.

        The information under the heading "Shares of Common Stock Beneficially Owned After Offering" assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our Common Stock prior to the completion of this offering, and that any other shares of our Common Stock beneficially owned by the selling stockholders will continue to be beneficially owned. Each selling stockholder may sell all, part or none of its shares.

        The information under the heading "Shares of Common Stock Beneficially Owned Prior to Offering" is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from December 23, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

	Shares of Common Stock Beneficially Owned Prior to Offering				Shares of Common Stock Beneficially Owned After Offering
				Number of Shares Being Offered
Name of Beneficial Owner
	Number		Percent(1)		Number	Percent(1)
AmGUARD Insurance Company 16 S. River Street Wilkes-Barre, PA 18702	49,167	(2)	*	7,500	41,667	*
Davos Partners, L.P. 666 Fifth Avenue, 8th Floor New York, NY 10152	10,000		*	10,000	—	*
Globis Capital Partners, L.P. 60 Broad Street, 38th Floor New York, NY 10004	281,520	(3)	2.8	10,000	271,520	2.7
DHR International, Inc. 10 South Riverside Plaza, Suite 2220 Chicago, IL 60606	7,335		*	7,335	—	*
David H. Hoffman 10 South Riverside Plaza, Suite 2220 Chicago, IL 60606	8,967		*	8,967	—	*
Globis Overseas Fund, Ltd. Anchorage Centre, 2nd Floor P.O. Box 32021 SMB Georgetown, Grand Cayman Cayman Islands	56,300	(4)	*	5,000	51,300	*
Langer Partners, LLC Kanders & Company, Inc. 1 Landmark Square, 22nd Floor Stamford, CT 06901	2,638,523	(5)	24.1	115,000	2,523,523	23.3
Charles V. Moore 1230 Ave. of the Americas, 2nd Floor New York, NY 10020	10,000		*	10,000	—	*
NorGUARD Insurance Company 16 S. River Street Wilkes-Barre, PA 18702	49,167	(6)	*	7,500	41,667	*
Wm Smith Securities, Incorporated 1700 Lincoln Street, Suite 2545 Denver, CO 80203	10,000	(7)	*	10,000	—	*
Wynnefield Partners Small Cap Value, LP 450 7th Avenue, Suite 509 New York, NY 10123	17,000		*	17,000	—	*
Wynnefield Partners Small Cap Value, LP I 450 7th Avenue, Suite 509 New York, NY 10123	14,100	(8)	*	14,000	100	*
Wynnefield Partners Small Cap Value Offshore Fund, Ltd. 450 7th Avenue, Suite 509 New York, NY 10123	14,000		*	14,000	—	*

*
Less than 1%

(1)
Applicable percentage of ownership for each selling stockholder is based on 9,893,623 shares of our Common Stock outstanding as of December 23, 2005.

(2)
Includes 41,667 shares of Common Stock acquirable upon conversion of notes held by AmGUARD Insurance Company.

(3)
Includes 271,520 shares of Common Stock held by Globis Capital Partners, L.P.

(4)
Includes 51,300 shares of Common Stock held by Globis Overseas Fund, Ltd.

(5)
Includes 100,000 options granted to Kanders & Company, Inc. that are presently exercisable or exercisable within the next 60 days, 515,000 options granted to Mr. Kanders that are presently exercisable or exercisable within the next 60 days, 1,491,856 shares held by Langer Partners, LLC, and 416,667 shares of Common Stock acquirable upon of notes held by Langer Partners, LLC. Mr. Kanders is the sole voting member and sole manager of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc. Also includes warrants to purchase 15,000 shares that are presently exercisable or exercisable within the next 60 days. Includes 100,000 shares of restricted stock, which are subject to a lock-up agreement that expires on September 1, 2008. Of the 515,000 options described above, 435,000 options are subject to a lock-up agreement, which expires with respect to 80,000 shares on each of November 12, 2006 and 2007, 91,667 shares on each of April 1, 2008 and 2009, and 91,666 shares on April 1, 2010. Does not include 98,333 shares of Common Stock acquirable upon conversion of $590,000 principal amount of our 4% convertible subordinated notes due August 31, 2006 held by members of Mr. Kanders' extended family, as to which he disclaims beneficial ownership.

(6)
Includes 41,667 shares of Common Stock acquirable upon conversion of notes held by NorGUARD Insurance Company.

(7)
Excludes 16,667 shares of Common Stock acquirable upon conversion of notes held by William Smith, the principal of Wm Smith Securities, Incorporated.

(8)
Includes 100 shares of Common Stock held by Wynnefield Partners Small Cap Value, LP I.

DESCRIPTION OF COMMON STOCK

        The following description of our Common Stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our Certificate of Incorporation and Bylaws. Copies of our certificate of incorporation and bylaws are incorporated by reference and will be sent to stockholders upon request. See "Where Can You Find More Information."

Authorized Common Stock

        We are authorized to issue an aggregate of 50,250,000 shares of capital stock, of which 50,000,000 shares consists of shares of Common Stock, $0.02 par value, and 250,000 shares consists of shares of preferred stock, $1.00 par value. As of December 23, 2005, there were 9,893,623 shares of our Common Stock outstanding.

Voting Rights

        The holders of our Common Stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of our Common Stock have any right to cumulative voting.

Dividend Rights

        Subject to any preferential rights of any outstanding series of preferred stock, created by our board of directors, the holders of our Common Stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefore. We currently do not pay cash dividends on our Common Stock and do not intend to pay cash dividends on our Common Stock in the foreseeable future.

Rights Upon Liquidation

        In the event of a liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation value and other amounts owed to the holders of our preferred stock.

Preemptive Rights

        Holders of our Common Stock have no preemptive rights or rights to convert their shares of Common Stock into any other securities.

Other Rights

        There are no redemption or sinking fund provisions applicable to our Common Stock.

PLAN OF DISTRIBUTION

        The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  market transactions in accordance with the rules of The Nasdaq Stock Marker or any other available markets or exchanges;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales entered into after the date of this Prospectus;

  •
  writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  distributions to the partners and/or members of the Selling Stockholders;

  •
  redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

        Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.

Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our Common Stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market or any other available markets or exchanges.

        The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

        In order to comply with the securities laws of some states, if applicable, our Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

        In connection with this offering, some Selling Stockholders may also engage in passive market making transactions in our Common Stock on The Nasdaq Stock Market. Passive market making consists of displaying bids on The Nasdaq Stock Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M under the Exchange Act limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

        Our Common Stock is quoted on The Nasdaq Stock Market under the symbol "GAIT."

        With respect to our Common Stock, this Prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this Prospectus is a part. For further information with respect to us and our Common Stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

        You should rely on the information contained in this Prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale or exchange of securities, however, we have a duty to update that information while this Prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this Prospectus or any material information with respect to the plan of distribution was not previously disclosed in the Prospectus or there is any material change to such information in the Prospectus. This Prospectus does not offer to sell or solicit any offer to buy any securities other than our Common Stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

EXPERTS

        The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of Langer Common Stock offered by this Prospectus will be passed upon by Kane Kessler, P.C., New York, New York, as counsel to Langer.

REOFFER PROSPECTUS

LANGER, INC.
236,302 Shares of Common Stock, par value $0.02 per share

December 23, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses to be paid by us in connection with the distribution of the Common Stock, par value $0.01 per share, of Langer, Inc. (the "Registrant") being registered are as set forth in the following table:

Registration Fee—Securities and Exchange Commission	$120
*Legal Fees and Expenses	40,000
*Accounting Fees and Expenses	20,000
*Printing Fees and Expenses	10,000
*Blue Sky Fees	—
*Miscellaneous	10,000

*Total	$80,120

*
Estimated

Item 15. Indemnification of Directors and Officers

        We are a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of

Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Our certificate of incorporation provides that we shall, to the fullest extent permitted by the DGCL, indemnify all persons acting as officers and directors of Langer from and against all expenses, liabilities, or other matters covered by the DGCL.

        As permitted by the DGCL, our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (d) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (d), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

        We have also entered into separate indemnification agreements with each of our directors and executive officers which provide significant additional protection to such persons. In addition, we have in effect a directors and officers' liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

        We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of Langer, Inc. (filed as Appendix B to Langer, Inc.'s Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).*
3.2	By-laws of Langer, Inc. (filed as Appendix C to Langer, Inc.'s Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).*
4.1
Specimen of Common Stock Certificate (incorporated by reference to Langer, Inc.'s Registration Statement on Form S-1 (No. 2-87183), which became effective with the Securities and Exchange Commission on January 17, 1984).*
5.1	Opinion of Kane Kessler, P.C. regarding the validity of our Common Stock being registered.**
10.1
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein (filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004).*
10.2
Form of Warrant to purchase shares of the Common Stock of Langer, Inc. (incorporated herein by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004).*
10.3
Restricted Stock Agreement dated as of November 8, 2005, between Langer, Inc. and Kanders & Company, Inc. (filed as Exhibit 10.4 to our Form 10-Q for the Quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 21, 2005).*
23.1	Consent of Kane Kessler, P.C. (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Power of Attorney (included on signature page to the Registration Statement).**

*
Incorporated by reference.

**
Filed herewith.

Item 17. Undertakings

1.
The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

  (b)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.
The undersigned Registrant further undertakes that (a) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, State of New York, on this 29th day of December, 2005.

LANGER, INC.
By:	/s/ ANDREW H. MEYERS
	Name:	Andrew H. Meyers
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned officers and directors of Langer, Inc. hereby severally constitutes and appoints W. Gray Hudkins and Joseph P. Ciavarella as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ANDREW H. MEYERS Andrew H. Meyers	President, Chief Executive Officer, and Director (principal executive officer)	December 29, 2005
/s/ JOSEPH P. CIAVARELLA Joseph P. Ciavarella	Chief Financial Officer and Vice President (principal financial officer)	December 29, 2005
Burtt R. Ehrlich	Director	December 29, 2005
Arthur Goldstein	Director	December 29, 2005
/s/ WARREN B. KANDERS Warren B. Kanders	Director	December 29, 2005
/s/ STUART P. GREENSPON Stuart P. Greenspon	Director	December 29, 2005

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation of Langer, Inc. (filed as Appendix B to Langer, Inc.'s Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).*
3.2	By-laws of Langer, Inc. (filed as Appendix C to Langer, Inc.'s Schedule 14A, filed with the Securities and Exchange Commission on May 31, 2002 and incorporated herein by reference).*
4.1
Specimen of Common Stock Certificate (incorporated by reference to Langer, Inc.'s Registration Statement on Form S-1 (No. 2-87183), which became effective with the Securities and Exchange Commission on January 17, 1984).*
5.1	Opinion of Kane Kessler, P.C. regarding the validity of our Common Stock being registered.**
10.1
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein (filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004).*
10.2
Form of Warrant to purchase shares of the Common Stock of Langer, Inc. (incorporated herein by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004).*
10.3
Restricted Stock Agreement dated as of November 8, 2005, between Langer, Inc. and Kanders & Company, Inc. (filed as Exhibit 10.4 to our Form 10-Q for the Quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 21, 2005).*
23.1	Consent of Kane Kessler, P.C. (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Power of Attorney (included on signature page to the Registration Statement).**

*
Incorporated by reference.

**
Filed herewith.

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TABLE OF CONTENTS
COMPANY OVERVIEW
OFFERING
RISK FACTORS
Risks Related to Our Operations
Risks Related to Our Common Stock
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX